Exhibit 99.1

Key Energy Services, Inc.	August 13, 2020
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Nelson Haight 713-651-4403

FOR IMMEDIATE RELEASE
Key Energy Services Reports Second Quarter 2020 Earnings

HOUSTON, TX, August 13, 2020 - Key Energy Services, Inc. (“Key” or the “Company”) (OTC: KEGX) reported second quarter 2020 consolidated revenues of $34.8 million and a net loss of $19.1 million, or $(1.39) per basic share, as compared to consolidated revenues of $75.3 million and net income of $109.0 million, or $26.66 per basic share, for the first quarter of 2020. The results for the second quarter of 2020 include: (1) severance expense of $2.2 million, or $0.16 per basic share, related to the Company’s ongoing cost reduction efforts; (2) restructuring expenses of $0.7 million, or $0.05 per basic share, related to the Company’s debt restructuring completed in the first quarter of 2020; (3) gains on the sale of assets of $0.6 million, or $0.04 per basic share; and (4) share-based compensation expense of $0.3 million, or $0.02 per basic share, related to certain outstanding equity awards. Excluding these items, the Company reported a net loss of $16.5 million, or $(1.20) per basic share, for the second quarter of 2020.

Earnings per share amounts for the first quarter of 2020 included a gain of $170.6 million, or $41.70 per basic share, associated with the Company’s exchange of term loan indebtedness for 13.4 million common shares issued in connection with the restructuring of its debt on March 6, 2020. The results for the first quarter of 2020 also included: (1) gains on sale of assets of $0.2 million, or $0.04 per basic share; (2) the reversal of costs and expenses previously related to debt restructuring that are now included in the calculation of gain on refinancing of $7.3 million, or $1.79 per share; (3) severance costs of $0.8 million, or $(0.20) per basic share; and (4) an asset impairment of $41.2 million, or $(10.09) per basic share. Excluding these items, the Company reported a net loss of $21.8 million, or $5.33 per basic share, for the first quarter of 2020.

Overview and Outlook
Key’s President and Chief Executive Officer, Marshall Dodson, stated, “The unprecedented energy demand destruction and the related commodity price collapse due to the steps implemented to control the spread of COVID-19 created a severely challenging second quarter for the entire energy sector. In response, our customers shut-in production and dramatically reduced activity, which reduced demand for our services during the period.”

August 13, 2020

Dodson continued, “We averaged 55 well service rigs working in the second quarter of 2020, compared to 117 well service rigs in the first quarter of 2020 and 167 well service rigs in the second quarter of 2019, with May representing the low point in the second quarter of 2020 with an average of 47 well service rigs active during the month. Our other operating segments experienced a similar decline in activity quarter over quarter. Declining customer activity also negatively impacted our liquidity and we were required to post $21.2 million of additional cash to collateralize our outstanding letters of credit due to a corresponding decline in our accounts receivable borrowing base under our ABL Facility. With activity improving off the May lows, we have seen our revenues and accounts receivable increase, allowing for a return of a portion of the cash collateral to us.”
“During the second quarter, we began to realize the benefits from the aggressive actions we began implementing in March to reduce our operating and general and administrative costs. We reduced our ongoing run rate general and administrative costs by approximately 30% over the first quarter of 2020, and we continue to evaluate other cost savings. These steps should position the Company to benefit from any upturn in activity levels.”
“Today, there remains a great deal of uncertainty regarding future activity and commodity prices.” Dodson stated. “However, we have seen an improving market for our services, particularly on the production and well maintenance side, with a July average well service rig count of 63 and additional rig deployments to date in August. Provided commodity prices remain stable, we expect this positive trend to continue as our customers bring shut-in wells back to production and work down deferred well maintenance backlogs.”
Financial Overview
The following table sets forth summary data for the second of quarter 2020 and prior comparable quarterly periods (in millions, except per share amounts, unaudited):

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Revenues	$34.8	$75.3	$112.9
Net income (loss)	(19.1)	109.0	(18.3)
Basic and diluted income (loss) per share	(1.39)	26.66	(44.86)
Adjusted EBITDA (1)	(6.2)	(2.6)	1.6
(1) Adjusted EBITDA is a non-GAAP measure. Please see “Non-GAAP Financial Measure” below for a definition of Adjusted EBITDA and a reconciliation to the GAAP measure net loss.

August 13, 2020

Second quarter 2020 Rig Services revenues were $20.8 million as compared to first quarter 2020 revenues of $47.9 million, with second quarter 2020 rig hours of approximately 44,000 hours, down approximately 57% from the first quarter of 2020. Completion hours fell 57% to comprise 14% of our second quarter rig activity as compared to 14% in the first quarter. The segment generated a loss before income taxes of $2.4 million ((11.4) % of revenues) and Adjusted EBITDA of $2.6 million (12.4% of revenue) in the second quarter of 2020 as compared to income before income taxes of $3.3 million (6.9% of revenue) and Adjusted EBITDA of $7.2 million (15.1% of revenue) in the first quarter of 2020. Lower customer activity and reduced pricing negatively impacted revenue, margins and Adjusted EBITDA during the second quarter.
Second quarter 2020 Fluid Management Services revenues were $8.1 million as compared to first quarter 2020 revenues of $13.0 million. Truck hours fell 34,000 hours from the first quarter of 2020 to 71,000 hours. The segment generated income before income taxes of $0.1 million (1.3% of revenue) and Adjusted EBITDA of $0.5 million (6.3% of revenue) in the second quarter of 2020 as compared to a loss before income taxes of $23.9 million ((184.1)% of revenue) and Adjusted EBITDA of $1.3 million (9.8% of revenue) in the first quarter of 2020. The quarter on quarter decline was due to lower activity attributable to reduced demand for our services due to low oil and gas prices. Loss before income taxes in the first quarter of 2020 also included a charge of $23.7 million to adjust the carrying values of our assets to fair value.
Second quarter 2020 Fishing & Rental Services revenues were $4.0 million as compared to first quarter 2020 revenues of $9.6 million. The segment generated loss before income taxes of $1.7 million ((43.3)% of revenue) and Adjusted EBITDA of nil in the second quarter of 2020 as compared to loss before income taxes of $19.8 million ((205.9)% of revenue) and Adjusted EBITDA of $0.6 million (6.6% of revenue) in the first quarter of 2020. Loss before income taxes in the first quarter of 2020 included $17.6 million impairment charges to adjust the carrying value of assets to their fair market value. Second quarter 2020 Adjusted EBITDA declined due to the lower customer activity as a result of the decline in oil and gas prices.
Second quarter 2020 Coiled Tubing Services revenues were $1.9 million as compared to first quarter 2020 revenues of $4.8 million. Utilization of large diameter coiled tubing units averaged 0.4 units during the second quarter of 2020 as compared to 1.4 during the first quarter of 2020. Pricing for Coiled Tubing Services declined approximately 10% in the second quarter of 2020 as compared to the first quarter of 2020. Both pricing and utilization during the second quarter of 2020 were negatively impacted by reduced customer demand attributable to lower demand for completion activity as a result of low oil prices. The segment loss before income taxes was $1.8 million ((98.1)% of revenue) and Adjusted EBITDA was $(0.6) million ((30.5)% of revenue) in the second quarter

August 13, 2020

of 2020 as compared to a loss before  income taxes of $1.0 million ((20.0)% of revenue) and Adjusted EBITDA of $0.3 million (5.7% of revenue) in the first quarter of 2020. The increased Loss before income taxes and lower Adjusted EBITDA in the second quarter of 2020 are attributable to the factors discussed above regarding utilization and pricing.
General and Administrative Expenses
General and Administrative (G&A) expenses were $13.6 million for the second quarter of 2020 compared to $15.3 million in the first quarter. Second quarter 2020 G&A expenses include $0.9 million of severance costs associated with the Company’s ongoing cost reduction program, and $0.7 million in costs related to the Company’s first quarter restructuring. First quarter 2020 G&A expenses included $2.3 million of costs associated with the Company’s restructuring, a credit of $4.3 million related to a restructuring related concession in accrued professional fees and $0.7 million of costs related to severance. Excluding these items, G&A expense was $12.0 million in the second quarter of 2020 as compared to $16.6 million in the first quarter of 2020. G&A expenses were lower in the second quarter of 2020 largely due to G&A staff reductions, lower wages and benefits costs. The Company also suspended matching of 401(k) contributions in the second quarter of 2020.
Liquidity
As of June 30, 2020, Key had total liquidity of $14.7 million, consisting of $6.9 million in unrestricted cash and $7.8 million of borrowing capacity under the ABL Credit Facility. As of June 30, 2020, Key’s total borrowing base under the ABL Credit Facility was $44.1 million, with collateral consisting of $15.5 million of eligible accounts receivable and $28.6 million of cash, including $21.2 million posted during the second quarter of 2020 as additional collateral to support outstanding letters of credit. Key expects increased activity levels in the third quarter of 2020 over the May lows to generate additional eligible accounts receivable and therefore borrowing base under the ABL Credit Facility that is expected to provide for a return of a portion of the cash posted to support outstanding letters of credit. Capital expenditures and asset sales proceeds for the second quarter of 2020 were $0.3 million and $1.6 million, respectively, and for the six months ended June 30, 2020, totaled $1.0 million and $3.4 million, respectively.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its second quarter 2020 financial results on Friday, August 14, 2020 at 10:00 a.m. CDT. Callers from the U.S. and Canada should dial 888-794-4637 to access the call.

August 13, 2020

International callers should dial 352-204-8973. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 3515829. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”
A telephonic replay of the conference call will be available on Friday, August 14, 2020, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or 404-537-3406. The access code for the replay is 3515829. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.
Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
REVENUES	$34,750	$75,308	$112,943	$110,058	$222,216
COSTS AND EXPENSES:
Direct operating expenses	29,904	61,661	90,564	91,565	178,758
Depreciation and amortization expense	8,054	10,226	14,262	18,280	28,558
General and administrative expenses	13,637	15,253	22,544	28,890	44,639
Impairment expense	—	41,242	—	41,242	—
Operating loss	(16,845)	(53,074)	(14,427)	(69,919)	(29,739)
Gain on debt restructuring	—	(170,648)	—	(170,648)	—
Interest expense, net of amounts capitalized	2,066	8,221	8,520	10,287	17,753
Other income, net	(15)	(385)	(239)	(400)	(1,381)
Income (loss) before tax income taxes	(18,896)	109,738	(22,708)	90,842	(46,111)
Income tax (expense) benefit	(229)	(744)	4,405	(973)	4,367
NET INCOME (LOSS)	$(19,125)	$108,994	$(18,303)	$89,869	$(41,744)
Income (loss) per share:
Basic	$(1.39)	$26.66	$(44.86)	$10.06	$(102.31)
Diluted	$(1.39)	$26.66	$(44.86)	$10.00	$(102.31)
Weighted average shares outstanding:
Basic	13,781	4,089	408	8,935	408
Diluted	13,781	4,089	408	8,991	408

August 13, 2020

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues
Rig Services	$20,825	$47,909	$67,884	$68,734	$132,910
Fishing & Rental Services	3,971	9,592	14,812	13,563	29,399
Coiled Tubing Services	1,867	4,837	11,747	6,704	22,420
Fluid Management Services	8,087	12,970	18,500	21,057	37,487
Consolidated Total	$34,750	$75,308	$112,943	$110,058	$222,216

Income (Loss) Before Income Taxes
Rig Services	$(2,364)	$3,305	$5,867	$941	$10,335
Fishing & Rental Services	(1,718)	(19,750)	(1,823)	(21,468)	(2,948)
Coiled Tubing Services	(1,831)	(969)	(1,461)	(2,800)	(3,614)
Fluid Management Services	104	(23,873)	185	(23,769)	291
Functional Support	(13,087)	151,025	(25,476)	137,938	(50,175)
Consolidated Total	$(18,896)	$109,738	$(22,708)	$90,842	$(46,111)

Income (Loss) Before Income Taxes % of Revenues
Rig Services	(11.4)%	6.9%	8.6%	1.4%	7.8%
Fishing & Rental Services	(43.3)%	(205.9)%	(12.3)%	(158.3)%	(10.0)%
Coiled Tubing Services	(98.1)%	(20.0)%	(12.4)%	(41.8)%	(16.1)%
Fluid Management Services	1.3%	(184.1)%	1.0%	(112.9)%	0.8%
Consolidated Total	(54.4)%	145.7%	(20.1)%	82.5%	(20.8)%

August 13, 2020

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Income (loss) before income taxes	(18,896)	109,738	$(22,708)
% of revenues	(54.4)%	145.7%	(20.1)%
Interest expense, net of amounts capitalized	2,066	8,221	8,520
Interest income	(25)	(57)	(195)
Depreciation and amortization	8,054	10,226	14,262
EBITDA	$(8,801)	$128,128	$(121)
% of revenues	(25.3)%	170.1%	(0.1)%

Stock-based compensation	325	(63)	1,351
(Reversal of) debt restructuring expenses	700	(7,334)	—
Impairment expense	—	41,242	—
Gain on sales of assets	(602)	(165)	(1,821)
One-time fee associated with a one-time tax refund	—	—	2,221
Gain on debt restructuring	—	(170,648)	—
Severance costs	2,177	805	—
Directors and officers insurance run-off	—	5,391	—
Adjusted EBITDA	$(6,201)	$(2,644)	$1,630
% of revenues	(17.8)%	(3.5)%	1.4%

Revenues	$34,750	$75,308	$112,943

August 13, 2020

	Three Months Ended June 30, 2020
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Income (loss) before income taxes	$(2,364)	$(1,718)	$(1,831)	$104	$(13,087)	$(18,896)
% of revenues	(11.4)%	(43.3)%	(98.1)%	1.3%	—%	(54.4)%
Interest expense, net of amounts capitalized	68	6	14	11	1,967	2,066
Interest income	—	—	—	—	(25)	(25)
Depreciation and amortization	4,138	1,349	1,164	717	686	8,054
EBITDA	$1,842	$(363)	$(653)	$832	$(10,459)	$(8,801)
% of revenues	8.8%	(9.1)%	(35.0)%	10.3%	—%	(25.3)%

Stock-based compensation	25	—	1	3	296	325
Debt restructuring expenses	—	—	—	—	700	700
Gain on sales of assets	(371)	184	11	(405)	(21)	(602)
Severance costs	1,077	142	72	83	803	2,177
Adjusted EBITDA	$2,573	$(37)	$(569)	$513	$(8,681)	$(6,201)
% of revenues	12.4%	(0.9)%	(30.5)%	6.3%	—%	(17.8)%

Revenues	$20,825	$3,971	$1,867	$8,087	$—	$34,750

August 13, 2020

	Three Months Ended March 31, 2020
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Income (loss) before income taxes	$3,305	$(19,750)	$(969)	$(23,873)	$151,025	$109,738
% of revenues	6.9%	(205.9)%	(20.0)%	(184.1)%	—%	145.7%
Interest expense, net of amounts capitalized	32	6	13	12	8,158	8,221
Interest income	—	—	—	—	(57)	(57)
Depreciation and amortization	4,029	2,833	1,174	1,511	679	10,226
EBITDA	$7,366	$(16,911)	$218	$(22,350)	$159,805	$128,128
% of revenues	15.4%	(176.3)%	4.5%	(172.3)%	—%	170.1%

Stock-based compensation	21	—	6	6	(96)	(63)
Reversal of restructuring expense	—	—	—	—	(7,334)	(7,334)
Impairment expense	—	17,551	—	23,691	—	41,242
(Gain) loss on sales of assets	(139)	(6)	50	(70)	—	(165)
Gain on debt restructuring	—	—	—	—	(170,648)	(170,648)
Severance costs	—	—	—	—	805	805
Directors and officers insurance run-off	—	—	—	—	5,391	5,391
Adjusted EBITDA	$7,248	$634	$274	$1,277	$(12,077)	$(2,644)
% of revenues	15.1%	6.6%	5.7%	9.8%	—%	(3.5)%

Revenues	$47,909	$9,592	$4,837	$12,970	$—	$75,308

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, stock-based compensation and certain non-recurring transaction or other costs (such as the gain on debt restructuring).
EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

August 13, 2020

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.
EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income (loss) and segment income (loss) before income taxes or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and segment income (loss) before income taxes and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s credit facilities, and therefore should not be relied upon for assessing compliance with covenants.

August 13, 2020

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions or estimates and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements and the assumptions on which they are based could prove incorrect. In evaluating forward-looking statements, you should carefully consider the information in this disclaimer as well as the risks and information provided in “Part I, Item 1A. Risk Factors” and elsewhere in Key’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other reports Key files with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Key undertakes no obligation to update or withdraw any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: Key’s ability to continue as a going concern; public health crises, such as the COVID-19 pandemic, including its impact on economic and other conditions globally and any related actions taken by businesses and governments, among others; adverse conditions in the services and oil and natural gas industries, especially oil and natural gas prices and reduced activity and capital expenditures by oil and natural gas companies; a failure of customer activity to return to or reach expected levels; the failure to meet requirements necessary for a release of cash collateral posted by Key under its credit facility; Key’s ability to satisfy its cash and liquidity needs, including its ability to generate sufficient liquidity or cash flow from operations or to obtain adequate financing to fund its operations or otherwise meet its obligations as they come due; Key’s ability to retain and access employees, customers or suppliers as a result of its financial condition generally or as a result of its recent restructuring; Key’s inability to achieve the potential benefits of the restructuring; Key’s ability to achieve the benefits of cost-cutting initiatives, including its plan to optimize its geographic footprint, including exiting certain locations and reducing its regional and corporate overhead costs; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; actions by OPEC and non-OPEC oil producing countries; asset impairments or other charges; the low demand for Key’s services and resulting operating losses and negative cash flows; the highly competitive nature of Key’s industry, as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from business combinations, disposition or acquisition transactions; the loss of one or more of Key’s larger customers; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; Key’s ability to maintain sufficient liquidity and access to capital; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; the adverse impact of litigation and disputes; and other factors affecting Key’s business described in “Part I, Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, in “Part II, Item 1A. Risk Factors” in its Quarterly Report on Forms 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other reports Key files with the Securities and Exchange Commission. The unprecedented nature of the COVID-19 pandemic and recent market decline may make it more difficult to identify potential risks, give rise to risks that are currently unknown, or amplify the impact of known risks. As noted in Key’s financial statements for the quarter ended June 30, 2020, pursuant to accounting principles generally accepted in the United States, certain conditions raise substantial doubt about Key's ability to continue as a going concern within the 12 months post issuance of the consolidated financial statements for the second quarter 2020. For more information, please read Key’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, to be filed on August 14, 2020.

August 13, 2020

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.